Exhibit 4.3

REVOLVING PROMISSORY NOTE

FOR LOANS AND UNPAID SALARIES

Maximum Principal Advance	San Diego, California

$___________U.S.	August 26, 2005

            IN CONSIDERATION of amounts advanced, including unpaid business related and approved expenses and unpaid salaries and benefits hereunder, VIPER NETWORKS, INC., a Nevada corporation (“Borrower”) promises to pay to the order of ________________ (“Lender”), in lawful money of the United States, all principal, together with accrued interest and all other charges, owed under the terms of this Note as hereinafter set forth. In the sole and complete discretion of Lender, amounts may be readvanced hereunder provided that such amounts do not exceed the maximum principal, as shown below.

            The maximum principal advance to Borrower shall be ________________ dollars ($___________), or such lesser amount as determined by the parties hereto and Lender shall have no obligation to make any advance in excess of that amount. In the event the unpaid balance of this Note ever is greater than the maximum principal advance, Borrower agrees to repay immediately the excess upon Lender’s demand.

            Prior to maturity, interest shall accrue on the unpaid balance of the Note at a fluctuating  rate equal to the Reference Rate of interest per annum announced by the U.S. Government for 30 day Treasury notes in effect from time to time.  The rate at which interest accrues shall be adjusted simultaneously, at each announced change of the Reference Rate. The interest rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days, and compounded annually. Such interest, however, shall not exceed the maximum interest rate permitted under California law.

            After maturity, whether by acceleration, event of default, demand or otherwise, interest shall accrue on the unpaid balance of the Note at a fixed rate of twelve percent (12%) per annum. The interest rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days, and compounded annually.

            If any interest in excess of the maximum provided for by law is called for, or shall be adjudicated to be so, the provisions of this paragraph shall govern, and neither the Borrower nor any of Borrower’s successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law, and any such amount so paid, at the option of the Lender, shall be either applied against the principal balance of the Note or rebated to Borrower within thirty (30) days after such determination.

            The total outstanding principal balance and accrued and unpaid interest, together with all other amounts due thereon shall be due and payable in full no later than December 31, 2006.

            Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or public holiday under the laws of the United States or of the State of California, such payment shall be made on the next succeeding business day.

            Borrower may prepay the balance of the outstanding principal or interest under this Note, or any part of the Note, without penalty at any time.

            All payments shall be applied in the following order:  (i) to any collection costs Lender may have incurred in procuring Borrower’s performance on this Note; (ii) to the outstanding interest which has accrued on the balance of the Note; and (iii) to the outstanding principal balance of the Note. If any payment is not accompanied with specific instructions as to application, and Borrower has any obligation to Lender other than this Note, Lender may apply the payment to such obligation as Lender may elect.

            A default of this Note shall consist of any of the following Events of Default:  (i) any payment is not made when due; (ii) Lender has a good faith belief that the prospect of timely repayment is impaired regardless of whether such belief is caused by any act or failure to act of Borrower, guarantor, endorser or accommodation party on this Note; (iii) any warranty, representation or statement made or furnished to the holder by or on behalf of Borrower proves to have been false in any material respect when made or furnished; or (iv) the death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under bankruptcy or insolvency laws by or against Borrower (or any of them if more than one) or any guarantor or surety for Borrower. In the event of a default, the unpaid principal balance of this Note, plus accrued interest shall be accelerated and become immediately due and payable.

            Borrower agrees to pay all collection costs of Lender, all reasonable attorneys’ fees and legal expenses (whether or not suit is commenced and whether or not incurred in connection with appeal of a lower court judgment or order and in collecting any judgment entered thereon) and any other costs or fees awarded to Lender by a court.

            In addition to all liens upon, and the right of set off against, the monies, securities and other property of Borrower given to Lender by law, if any, Lender shall have a lien upon, and a right of set off against, all monies, securities and other property of Borrower, now or hereafter in the possession of Lender, whether for safekeeping or otherwise.

            No waiver of any Lender’s rights may be implied by any failure of Lender to act or any delay by Lender in taking action in connection with exercising any of Lender’s rights under this Note or any other agreement between Borrower and Lender.

            This Note shall be made under, and shall be interpreted and enforced in accordance with, the laws of the State of California.

            Borrower waives presentment, demand for payment, notice of dishonor, protest and notice of protest. The addition or release of any party, surety, or guarantor of the collateral shall not affect Borrower’s liability hereunder.

            This Note will be convertible at the option of the Lender at any time from and after date of Note and prior to payoff. This Note will be convertible into fully paid and non-assessable shares of Common Voting stock of the Company at the 52-week low trading range of the Borrower’s public share price. In order to exercise the conversion privilege granted, Lender will surrender this Note to the Company with the form of conversion hereinafter provided duly executed.  The common shares issued for conversion will be non-dilutive and not subject to any reverse split or recapitalization.

            Lender’s agreement to advance funds pursuant to the terms hereof is made in reliance upon the information Borrower has given to Lender in connection with this Note, which Borrower promises is true and correct. Any information Borrower provides to Lender in the future shall also be true and correct.

BORROWER:

VIPER NETWORKS, INC.

By:	_________________________________

Title:	_________________________________